UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2015

Horizon Pharma Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-35238	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code: 011-353-1-772-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 23, 2015, the Compensation Committee of our Board of Directors approved the Horizon Pharma, Inc. Deferred Compensation Plan (the “Plan”), effective April 1, 2015. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to be a “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include base salary, cash bonus awards, and/or any other payments designated by the Compensation Committee as eligible for deferral under the Plan from time to time.

Employees, including our executive officers, who are notified regarding their eligibility to participate and delivered the Plan enrollment materials are eligible to participate in the Plan (“Participants”). At this time we intend that only our employees at vice president level or above will be notified regarding their eligibility to participate. Under the Plan, we will provide Participants with the opportunity to make annual elections to defer a specified percentage of up to 50% of their base salary and up to 100% of annual cash bonus compensation. Elective deferrals of cash compensation are withheld from a Participant’s paycheck and credited to a bookkeeping account established in the name of the Participant. The Participant is always 100% vested in his or her own elective deferrals and any earnings thereon. We may also make discretionary contributions to Participants’ accounts. At this time we intend to provide discretionary matching contributions on 50% of the first 6% of compensation deferred under the Plan. Such matching contributions shall vest in accordance with the vesting schedule applicable to matching contributions under our qualified 401(k) plan and shall become 100% vested upon the earliest of a Participant’s disability or death or upon a change in control, as specified in the Plan.

Amounts contributed to a Participant’s account through elective deferrals or through our discretionary contributions are generally not subject to income tax, and we do not receive a deduction, until they are distributed pursuant to the Plan. However, deferrals are subject to the Federal Insurance Contributions Act tax imposed under Sections 3101 and 3121(v)(2) of the Code at the time of deferral.

At the time of deferral, with respect to the allocation of amounts credited to their bookkeeping accounts, Participants may select from a range of phantom investment alternatives that mirror the gains and/or losses of several different investment funds.

Under the Plan, we will be obligated to deliver, on a future date, deferred compensation credited to the Participant’s account, adjusted for any positive or negative investment results from the phantom investment alternatives selected by the Participant under the Plan (each, an “Obligation” and collectively, the “Obligations”). The Obligations are unfunded, unsecured general obligations of us and rank in parity with other unsecured and unsubordinated indebtedness of us, subject to the claims of our general creditors. To facilitate our payment of the Obligations, we intend to establish a “rabbi trust” that will hold Plan contributions and any credited earnings and which will be unfunded for tax purposes and for purposes of Title I of ERISA. Accordingly, amounts held in the rabbi trust will be unsecured and remain subject to claims of our general creditors in the event of our insolvency in order to avoid current income taxation to the Participants. The Obligations are not transferable except upon death of the Participant.

Payments will be distributed in the form of a lump sum payment or in up to 20 annual installments upon termination of service and five annual installments upon a selected specified distribution date or dates, depending upon, if applicable, the election made by the Participant at the time of deferral. However, if a Participant’s service with us terminates prior to the selected distribution date or dates, payments will commence in connection with the termination of service. Payments triggered upon a termination of service will generally commence in January of the calendar year that follows the termination of service. Additionally, if a Participant’s service terminates with us due to death, or the Participant is receiving installment payments and dies prior to payment of all the installments, the Obligation will become immediately payable to the Participant’s beneficiaries. In the event of a change in control, the Obligation will generally become immediately payable within 90 days thereafter. Any payments made to specified employees that commence upon a separation from service will be delayed six months in accordance with the requirements of Section 409A of the Code. In addition, Participants may be entitled to receive payments through certain unforeseeable emergency withdrawals. Payments scheduled to be made under the Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the Code.

The Compensation Committee administers the Plan. We can amend or terminate the Plan at any time, but no such action shall unilaterally reduce a Participant’s vested account balance without his or her consent prior to the date of such action.

The foregoing summary of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, which will be attached as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2015	HORIZON PHARMA PUBLIC LIMITED COMPANY

	By:	/s/ Paul W. Hoelscher
Paul W. Hoelscher
Executive Vice President and Chief Financial Officer